CUSTODY AGREEMENT


         This CUSTODY AGREEMENT sets out the general terms and conditions by which THE BANK OF N.T. BUTTERFIELD & SON LTD. (the "Bank of Butterfield"), a banking organization chartered under the laws of Bermuda, will provide custody services for THE BAUPOST FUND (the "Fund"), a business trust organized under the laws of The Commonwealth of Massachusetts.

         WHEREAS, the Fund desires to be provided with custody in Bermuda of its shares, bonds, debentures or any other securities (collectively, "Securities") and its cash and cash equivalents (collectively, "Cash");

         WHEREAS, the Fund wishes to utilize the services of Bank of Butterfield as the Fund's agent within Bermuda for such purposes, and to establish with Bank of Butterfield a Special Custody Account which Bank of Butterfield understands and agrees will be used exclusively for Securities, Cash and other assets of the Fund (the "Account");

         NOW, THEREFORE, the services Bank of Butterfield will provide to the Fund and the manner in which such services will be performed will be as set forth below.

1. The Account shall be used to hold, acquire, transfer or otherwise care for, on behalf of the Fund, Securities and such Cash as is transferred to Bank of Butterfield or as is received in payment of any transfer of or as payment on, or interest on or dividend from, any such Securities, and beneficial ownership of the Securities and Cash in the Account shall be freely transferable without payment of money or value other than for safe custody and administration. All transactions involving the Securities and Cash in the Account shall be executed solely in accordance with the Fund's Instructions as that term is defined in
         Section 10, except that until Bank of Butterfield receives Instructions from the Fund to the contrary, Bank of Butterfield will:

         a. present for payment all Securities held in the Account which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation and hold the cash received in the Account pursuant to this Agreement;

         b. in respect of Securities held in the Account, execute in the name of the Fund such ownership and other certificates as may be required to obtain payments in respect thereof;

         c. exchange interim receipts or temporary Securities held in the Account for definitive Securities; and







         d. where any Securities held in any securities depository are called for a partial redemption by the issuer of such Securities, allot in Bank of Butterfield's sole discretion the called portion to the respective holders in any manner deemed to be fair and equitable in Bank of Butterfield's judgment.

         Whenever pursuant to this Agreement or for any purpose relating hereto anything whatsoever may or is required to be done or given by the Fund, it shall be done or given, as the case may be, by and for the Fund by such officer or officers of the Fund or other person or persons as the governing body of the Fund shall specify from time to time by resolution certified by the President, Vice President, Secretary, or Assistant Secretary of the Fund. Bank of Butterfield shall be conclusively entitled to rely upon the identification of such persons as the holders of those offices so specified in any such resolution, absent Instructions to the contrary. The Fund shall furnish to Bank of Butterfield specimens of the signatures of all such officers and persons so specified in such resolution received by Bank of Butterfield in force at the time of the receipt by Bank of Butterfield of such Instructions, and shall not be charged with any responsibility respecting the application of monies out in accordance therewith.

         Bank of Butterfield shall not be liable for any act or omission in respect of any Instructions so given except in the case of wilful default, wilful negligence, fraud, bad faith, misconduct, or disregard of duties on the part of the Bank of Butterfield. Bank of Butterfield in executing all Instructions will take relevant action in accordance with accepted industry practice.

2. The Account shall not be subject to any right, charge, security interest, lien or claim of any kind (collectively, "Claims") in favor of Bank of Butterfield or any creditor of Bank of Butterfield, including a receiver or trustee in bankruptcy, except to the extent of Bank of Butterfield's right to compensation or reimbursement with regard to the Account's administration in accordance with the terms of this Agreement. Bank of Butterfield shall provide the Fund with prompt notice of any attempt by any party to assert any Claim against the Account and shall take all actions to protect the Account from such Claim until the Fund has had a reasonable time to respond to such notice.

3. The ownership of the assets of the Account, whether Securities, Cash or both, and whether any such assets are held by Bank of Butterfield or in a securities depository or clearing agency as hereinafter authorized, shall be clearly recorded on Bank of Butterfield's books as for the interest of the Fund, and, to the extent securities are physically held in the Account, such Securities shall also be physically segregated from the general assets of Bank of Butterfield and the assets of Bank of Butterfield's other customers.

         In order to facilitate the settlement of transactions, Bank of Butterfield may, with the approval of the Fund, which shall not be unreasonably withheld, maintain all or any

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         part of the  Securities in the Account with a securities  depository or clearing agency which is incorporated or organized under the law of a country other than the United States of America and is supervised or regulated by a government agency or regulatory authority in the foreign jurisdiction having authority over such depositories or agencies, and which operates the central system for handling of securities or equivalent book entries, provided, however, that while so maintained such Securities shall be subject only to the directions of Bank of Butterfield, and that Bank of Butterfield's duties, obligations and responsibilities with regard to such Securities shall be the same as if such Securities were held by Bank of Butterfield.

         Securities which are eligible for deposit in a depository may be maintained with the depository in an account for Bank of Butterfield's customers. Securities which are not deposited in a depository will be held in the following forms:

         a. Securities issued only in bearer form shall be held in bearer form.

         b. Securities issued only in registered form shall be registered in the name of Palmar Limited, which name is not used by Bank of Butterfield for its own Securities, and that such Securities are identified at all times, by book-entry or otherwise, as belonging to the Fund and distinguished from other Securities held for other clients using the same nominee name, unless alternate instructions are furnished by the Fund.

         c. Securities issued in both bearer and registered form which are freely interchangeable without penalty (i) shall be registered in the name of Bank of Butterfield, or in the name of Bank of Butterfield's nominee, if received by Bank of Butterfield in registered form, provided that such name is not used by Bank of Butterfield for its own Securities, and that such Securities are identified at all times, by book-entry or otherwise, as belonging to the Fund and distinguished from other Securities held for other clients using the same nominee name, or (ii) shall be held in bearer form if received by Bank of Butterfield in bearer form, unless alternate instructions are furnished by the Fund.

4.       Subject to the provisions of Section 8 hereof:

         a. Bank of Butterfield shall be responsible for complying with all provisions of the laws of Bermuda, or any other law applicable to Bank of Butterfield in connection with its duties hereunder including (but not limited to) the payment of all transfer or similar taxes and compliance with any currency restrictions and securities laws;


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         b.       All collections of funds or other property paid or distributed in respect of Securities held in the Account shall be made at the risk of the Account; and

         c. Bank of Butterfield shall have no liability for any loss occasioned by delay in the actual receipt of notice by its Custody Division of any payment, redemption or other transaction regarding Securities held in the Account in respect of which Bank of Butterfield has agreed to take action as provided in Section 1 hereof.

5. Subject to applicable law, Bank of Butterfield will permit independent public accountants for the Fund reasonable access to its books and records as they pertain to the Account in connection with such accountants' examination of the books and records of the Account.

6. Bank of Butterfield will either periodically or upon the Fund's request supply the Fund with such statements regarding the Account as the Fund may request and Bank of Butterfield is able to supply, including an identification of, and the location of, any person having physical possession of the Securities in the Account, and the name and address of the governmental agency or other regulatory authority that supervises or regulates Bank of Butterfield. In addition, Bank of Butterfield will furnish the Fund periodically with advises and/or notifications of any transfers of such securities.

7. Bank of Butterfield agrees that in the event of any loss of Securities or Cash in the Account, Bank of Butterfield will use its best efforts to ascertain the circumstances relating to such loss and promptly report the same to the Fund.

8. Bank of Butterfield will indemnify the Fund for any loss or liability to the Fund with respect to the Account (including, but not limited to, the Fund's reasonable legal fees and expenses and any other reasonable legal fees and expenses for which the Fund is liable, and any loss or liability in connection with a claim settled by agreement between the Fund and a shareholder, which agreement is accepted by Bank of Butterfield) to the extent that such loss or liability arises from negligence, fraud, bad faith, misconduct or disregard of duties on the part of Bank of Butterfield. The Fund will indemnify Bank of Butterfield for any loss or liability Bank of Butterfield incurs from any action taken or omitted to be taken by Bank of Butterfield with respect to the Account, except such losses or liability as results from the negligence, fraud, bad faith, misconduct or disregard of duties on the part of Bank of Butterfield.

9. Bank of Butterfield acknowledges that under U.S. regulatory requirements Bank of Butterfield must be a regulated entity and must have a certain minimum shareholders' equity in order to be used by the Fund to provide the services contemplated in this Agreement. Bank of
         Butterfield represents and warrants that it (i) is a banking institution organized under the law of Bermuda, (ii) is regulated as a banking institution by The Bermuda Monetary Authority, and (iii) on and after the date hereof or such later date as shall be specified in Instructions, has shareholders' equity in excess of two hundred thirty million U.S. dollars (U.S. $230,000,000), or such lesser amount as shall be specified in any order of the United States Securities and Exchange Commission applicable to Bank of Butterfield. For purposes of this Section, shareholders' equity of the Bank of Butterfield shall mean such shareholders' equity as would be shown on any financial statement of the Bank of Butterfield if such financial statement were prepared according to United States generally accepted accounting principles. Bank of Butterfield will immediately notify the Fund in writing or by other authorized means of any development or occurrence (and the circumstances related thereto) which could render Bank of Butterfield unable to make the foregoing representation at any date. Upon such notification the Fund may terminate this Agreement immediately without prior notice to Bank of Butterfield.

10. As used in this Agreement, the term "Instructions" means instructions of the Fund received by Bank of Butterfield via telephone, or in writing, including but not limited to telex, TWX, facsimile transmission, Bank of Butterfield wire or other teleprocess or electronic instruction system which Bank of Butterfield believes in good faith to have been given by the Fund or which are transmitted with proper testing or authentication pursuant to terms and conditions which the Fund may specify. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. Bank of Butterfield shall safeguard any testkeys, identification codes or other security devices which the Fund shall make available to it. Either party may electronically record any Instructions given by telephone, and any other telephone discussions, with respect to the Account. Instructions by telephone shall be confirmed by telex or such other communication as maybe mutually acceptable.

11. The Fund agrees to pay Bank of Butterfield such compensation, including reimbursement of reasonable expenses (if not charged to the Account), as may be mutually agreed upon from time to time between Bank of Butterfield and the Fund.

12. Either Bank of Butterfield or the Fund may terminate this Agreement by 60 days written notice to the other party, provided that any such notice, whether given by the Fund or by Bank of Butterfield shall be followed within 60 days by Instructions specifying the names of the persons to whom Bank of Butterfield shall deliver the Securities in the Account and to whom the cash in the Account shall be paid. If within 60 days following the giving of such notice of termination Bank of Butterfield does not receive such Instructions, Bank of Butterfield shall continue to hold such Securities and cash subject to this Agreement until such Instructions are given. The obligations of the parties under Section 4(a), 8 and 11 of this Agreement shall survive the termination of this Agreement.

13. Notices with respect to termination, specification of officers and other persons and terms and conditions for Instructions shall be in writing, and delivered by mail, postage prepaid, to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this paragraph):

To Bank of Butterfield at:

         The Bank of Butterfield Executor & Trustee Co. Ltd.
         P.O. Box HM 1735
         Hamilton HM GX
         Bermuda
         Facsimile:  (441) 292-1258
         Telex:  3320 BETCO BA
         Attention:  The Manager - Trust Services

To the Fund at:

         The Baupost Group, Inc.
         P.O. Box 389125
         44 Brattle Street
         2nd Floor
         Cambridge, MA 02238-9125
         Facsimile:  (617) 876-0930
         Telex:  N/A
         Attention:  David Morris/Scott Nathan

14. To the extent the rules and conditions of the Bank of Butterfield regarding accounts generally or custody accounts specifically are inconsistent with this Agreement, such rules and conditions shall not apply.

15. This Agreement shall not be assignable and the rights and obligations hereunder shall not be delegated by either party, but this Agreement shall bind any successor in interest of the Fund and Bank of Butterfield, respectively.

16. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without regard to principles of conflicts of law.

17. A copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that the obligations of or arising out of this instrument are not binding upon any of the trustees or beneficiaries individually but binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, each party has caused this Custody Agreement to be executed by its officer thereunto duly authorized as of the date first above written.


THE BANK OF
N.T. BUTTERFIELD & SON LTD.                THE BAUPOST FUND



By: /s/ Austin Caffrey                     By: /s/ Seth A. Klarman
---------------------------------             --------------------------------
Name: Austin Caffrey                       Name: Seth A. Klarman
Title: Manager - Trust Services           Title: President



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